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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
February 11, 2000

For Information Contact:
David L. Renauld
Vice President, Corporate Affairs
(413) 665-8551
IR@telaxiscomm.com

              TELAXIS COMMUNICATIONS CORPORATION ANNOUNCES SALE OF
                               MILLITECH DIVISION

South Deerfield, MA - Telaxis Communications Corporation, a leading provider of broadband wireless access equipment used by network service providers worldwide, has completed the sale of its Millitech Division to Millitech, LLC, an entity formed by private investors. The Millitech Division contained the millimeter-wave components and assemblies business as well as the satellite communications antenna business of Telaxis Communications Corporation.

In connection with the sale, Telaxis received $1,750,000 cash, a subordinated note, and a minority equity interest in Millitech, LLC. Telaxis received a seat on the management advisory board of Millitech, LLC for at least three years. The purchase price is subject to post-closing adjustment.

Telaxis' President and CEO John Youngblood stated, "Our divestiture of the Millitech Division represents another step in the implementation of our strategy to focus exclusively on our broadband wireless access equipment business. We believe that we chose the appropriate purchaser for the Millitech Division, both from a financial perspective to Telaxis and from a continuity perspective to the Millitech Division's employees and customers".

Telaxis Communications Corporation (NASDAQ: TLXS) develops and supplies broadband wireless access equipment used by network service providers to deliver integrated voice, video and data services to business and residential subscribers. Telaxis has developed two families of broadband point-to-multipoint wireless access products. Its modular family of products can be rapidly tailored for competitive site demonstrations and initial commercial deployments. Its planar family of products can be mass-produced using low-cost, highly automated manufacturing techniques for cost effective deployment.
For more information about Telaxis Communications Corporation, please contact the company by telephone at 413-665-8551, by email at IR@telaxiscomm.com, or
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visit its Web site at http://www.telaxiscomm.com.
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Telaxis, Telaxis Communications, and its logos are trademarks of Telaxis
Communications Corporation. All other names may be trademarks or service marks of their respective owners.